Exhibit 99.1

AVIDIA BANCORP, INC. APPOINTS MICHAEL GILLES TO BOARD OF DIRECTORS
Hudson, MA; September 25, 2025 – Avidia Bancorp, Inc. (NYSE: AVBC), parent of Avidia Bank, today announced the appointment of Michael “Mike” Gilles to its Board of Directors and to the Board of Directors of Avidia Bank, effective September 25, 2025.
“We are thrilled to have Mike join our Board as we transition to a public company.  His financial expertise and decades of local community banking experience will be invaluable to Avidia,” said Michael Murphy, Chairman of the Board.
“I am delighted to join the Avidia Board of Directors, and to have the opportunity to work with an exceptional group of professionals,” said Michael Gilles.  “I look forward to leveraging my insights and experience to help the bank as it builds toward the future.”
Mr. Gilles is a seasoned financial services executive who brings over 45 years of community banking experience to Avidia.  Prior to starting a bank consultancy practice in 2024, he served as the Executive Vice President, Chief Operating and Financial Officer of Cambridge Financial Group, Inc., the holding company for Cambridge Savings Bank in Cambridge, MA. His professional background includes executive positions at several Massachusetts mutual and public banks. He possesses extensive knowledge of all areas of banking and has specific expertise in financial management and reporting, internal controls, asset/liability and investment portfolio management, mergers and acquisitions, credit administration and risk management.  Mr. Gilles is a native of Hudson, MA, where Avidia Bank is headquartered.
Mr. Gilles is a Certified Management Accountant and earned a bachelor’s degree in accountancy from Bentley University.  He is also a graduate of the Stonier Graduate School of Banking.
In addition to his consulting work Mr. Gilles is the Treasurer and a director of the Bay State Federal Savings Charitable Foundation.  He has served in advisory roles at the Massachusetts Bankers Association and the Federal Home Loan Bank of Boston and is a past President of the Financial Managers Society, Boston Chapter.
About Avidia Bank
Avidia Bank is a Massachusetts-chartered stock savings bank.  With headquarters in Hudson, Massachusetts, it also operates nine full-service banking offices in western Middlesex County and eastern Worcester County in Massachusetts.